Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel’s 2.95 Percent Junior Subordinated Convertible Debentures Due 2035

To Pay Contingent Interest of $4 Million

SANTA CLARA, Calif., June 16, 2017 – Intel Corporation announced that the upside trigger on its 2.95 percent junior subordinated convertible debentures, which were issued in 2005 and are due 2035 (CUSIP No. 458140AD2) (the “Notes”), has been met for the six-month interest payment period from June 15, 2017 to Dec. 15, 2017. As a result, contingent interest will be paid on the Notes for that six-month interest payment period. Contingent interest of approximately $4 million in the aggregate on the $1.6 billion outstanding principal amount of the Notes, or approximately $2.50 per $1,000 principal amount of the Notes, will be paid on Dec. 15, 2017, to the holders of record as of Dec. 1, 2017.

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CONTACTS:	Trey Campbell Investor Relations 503-696-0431 trey.s.campbell@intel.com	Cara Walker Media Relations 503-696-0831 cara.walker@intel.com